Exhibit 99.1

For Immediate Release

Blockbuster Announces Sale of Games Station Limited to

THE GAME GROUP PLC

DALLAS, May 2, 2007 – Blockbuster Inc. (NYSE: BBI, BBI.B), a leading global provider of in-home entertainment, today announced it has sold Games Station Limited (“Gamestation”), its 217 store specialty games retailer in the UK to UK-based THE GAME GROUP PLC, a leading European specialist retailer of PC and video games, for approximately $150 million in cash, subject to certain adjustments.

Blockbuster expects to use a majority of the proceeds from the sale to pay down outstanding debt. Citi served as financial advisor to Blockbuster for the transaction.

John Antioco, Blockbuster Chairman and Chief Executive Officer, said, “GAMESTATION® is a terrific brand that has performed well during our ownership. While we believe Gamestation is positioned for ongoing success, today’s announcement underscores our intent to focus on our Blockbuster-branded assets in North America in support of our goal to grow our overall share of the video rental market, both in-store and online.”

Blockbuster purchased Gamestation in October 2002 and in just over four years grew the chain, which offers an extensive range of new and pre-owned video games, from 64 stores to more than 200 locations.

Today’s announcement reinforces Blockbuster’s commitment to explore the divestiture of non-core assets and some of its remaining international operations. During 2006, the Company completed the divestiture of its MOVIE TRADING CO.® locations and Movie Brands Inc. subsidiary, exited Spain, and sold its Taiwan subsidiary, coupled with a master franchise license, to Webs-TV, the largest broadband TV operator in the Chinese market. Most recently, Blockbuster sold its U.S.-based RHINO VIDEO GAMES® chain to GameStop Corp. Blockbuster also recently entered into an agreement to sell its Australian subsidiary and grant the master franchise rights for the BLOCKBUSTER® system in Australia to Video Ezy, an Australian-based company that operates franchised video rental stores.

About Blockbuster

Blockbuster Inc. is a leading global provider of in-home movie and game entertainment, with more than 8,000 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at www.blockbuster.com.

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Blockbuster Press Contacts:	Blockbuster Investor Relations Contact:

Karen Raskopf	Angelika Torres
Senior Vice President, Corporate Communications	Director, Investor Relations
(214) 854-3190	(214) 854-4279
OR
Randy Hargrove
Senior Director, Corporate Communications
(214) 854-3190

Forward-Looking Statements

This release includes forward-looking statements, including those relating to our intent to focus on our Blockbuster-branded assets in North America and our related commitment to explore the divestiture of non-core assets and some of our remaining international operations, and our goal of growing our overall share of the video rental market, both in-store and online. These forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict. Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Factors that may cause actual results to vary materially include, among others: (1) consumer appeal of our existing and planned product and service offerings, including our online business and combined in-store and online consumer offering, including BLOCKBUSTER Total Access™, and the related impact of competitor pricing and product and service offerings; (2) overall industry performance and the accuracy of our estimates and judgments regarding trends impacting the home video industry; (3) our ability to obtain favorable terms from suppliers, including on such matters as copy depth and uses of product; (4) the studios’ dependence on revenues generated from retail home video and their related determinations with respect to pricing and the timing of distribution of their product; (5) the variability in consumer appeal of the movie titles and games software released for rental and sale; (6) our ability to comply with operating and financial restrictions and covenants in our debt agreements; (7) our ability to respond to changing consumer preferences, including with respect to video on demand, digital distribution and other new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; (8) the extent and timing of our continued investment of incremental operating expenses and capital expenditures to continue to develop and implement our initiatives and our corresponding ability to effectively control overall operating expenses and capital expenditures; (9) our ability to effectively and timely prioritize and implement our initiatives and to timely implement and maintain the necessary information technology systems and infrastructure to support our initiatives; (10) our ability to capitalize on anticipated industry consolidation; (11) the application and impact of future accounting policies or interpretations of existing accounting policies; (12) the impact of developments affecting our outstanding litigation and claims against us; and (13) other factors, as described in our filings with the Securities and Exchange Commission, including the factors discussed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006. This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

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